STANDARD ENERGY COMPANY

July 17, 1997

HAND DELIVERY

Mr. Bernard H. Eckstein
Scriptel Holding, Inc.
4145 Arlingate Plaza
Columbus, OH  43228

RE: Demand For Payment Of All Amounts Owed Gerald S. Jacobs and Standard Energy Company

Dear Bernie:

As of today, I have not received any confirmation or assurance that Scriptel Holding, Inc. ("Scriptel") and John Wampler are willing to proceed with the proposed funding and related proposed forbearance as set forth in my letter to you dated July 10, 1997. In addition, I still have received nothing to date from anyone regarding Mr. Wampler's financial status.

In the absence of any positive information, I have concluded that neither Standard Energy Company ("Standard") nor I can wait any longer and that we must start the necessary process to protect our interests.

Accordingly, enclosed is a Demand For Payment from each of Standard and me to Scriptel and Coloray Display Corporation ("Coloray"), demanding payment in full by noon on Tuesday, July 22, 1997 of all of the debts owed to us by Scriptel and Coloray. I have not demanded immediate payment because, despite what I have previously labeled as the "deafening silence" from Mr. Wampler, I am still willing to pursue the deal set forth in my last letter if I see a commitment and some significant performance by Monday.

In the meantime, I strongly urge you to remember, and to remind all Scriptel personnel, that Standard and I are the primary lienholders in all of the assets of Scriptel and Coloray and that no action should be taken by anyone to relocate from Scriptel's Columbus office or otherwise dispose of or move any asset of either Scriptel or Coloray without my express prior written consent to such action. I will hold you personally responsible, as CEO of Scriptel, if those assets are not properly secured or for any reason do not remain safely in place.

Sincerely yours,

/s/ Gerald S. Jacobs
Gerald S. Jacobs
President

GSJ:mcl
cc(w/encls.): Thomas E. Moloney, Esq.

SUITE 321
6480 BUSCH BOULEVARD
COLUMBUS, OHIO  43229
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